Filed Pursuant to Rule 433

Registration No. 333-203761

Dated November 1, 2016

PRICING TERM SHEET

Southwest Airlines Co.

$300,000,000 3.000% Notes due 2026

Issuer:	Southwest Airlines Co.

Principal Amount:	$300,000,000

Maturity:	November 15, 2026

Coupon:	3.000%

Price to Public:	99.228%

Yield to Maturity:	3.090%

Spread to Benchmark Treasury:	+127 basis points

Benchmark Treasury:	1.500% UST due August 15, 2026

Benchmark Treasury Price and Yield:	97-04+ / 1.820%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2017

Redemption Provisions:
Make-Whole Call:	At any time prior to August 15, 2026 at a discount rate of Treasury plus 20 basis points

Par Call:	Par call at any time on or after August 15, 2026

Change of Control Offer:	If a change of control triggering event occurs with respect to the Notes, the issuer will be required, subject to certain conditions, to offer to repurchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Settlement:	November 4, 2016 (T+3)

CUSIP/ISIN:	844741 BC1 / US844741BC18

Ratings (Moody’s/S&P/Fitch):*	Baa1/BBB/BBB+

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BNP Paribas Securities Corp. Barclays Capital Inc.

Co-Managers:	Academy Securities, Inc. Comerica Securities, Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC at 1-866-718-1649; BNP Paribas Securities Corp. at 1-800-854-5674; or Barclays Capital Inc. at 1-888-603-5847.